Exhibit 10.24

TERMINATION OF LEASE AGREEMENT

AND SURRENDER OF LEASED PREMISES

THIS TERMINATION OF LEASE AGREEMENT AND SURRENDER OF LEASED PREMISES (“Agreement”), dated this 23rd day of December, 2004, between RREEF AMERICA REIT III CORP. J, a Maryland corporation (“Landlord”), and COPPER MOUNTAIN NETWORKS, INC., a California corporation (“Tenant”), for the premises located in the City of San Diego, County of San Diego, State of California, commonly known as Pacific Tower, 10145 Pacific Heights Boulevard Suites 100, 130, 200, 300, 400, 710, and 800 consisting of approximately 126,261 square feet (the “Premises”).

W I T N E S S E T H:

WHEREAS, Landlord’s predecessors, Pacific Sorrento Mesa Holdings, L.P., a California limited partnership, and Pacific Stonecrest Holdings, L.P., a California limited partnership, as tenants in common, and Tenant entered into that certain Lease dated March 31, 1999, as amended by First Amendment to Lease dated November 30, 1999, and amended by the Second Amendment to Lease dated May 10, 2000 (hereinafter collectively referred to as the “Lease”); and

WHEREAS, Landlord and Tenant desire to terminate the Lease as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to terminate the Lease under the following conditions:

1.	Early Termination Date. The Lease shall terminate on January 31, 2005 (the “Early Termination Date”), in the same manner and with the same effect as if that date had been originally fixed in the Lease for the expiration of the term, conditioned on the complete performance and full compliance by Tenant of the provisions of this Agreement (other than with respect to Section 5). Upon the Early Termination Date, Tenant shall have no further right to possession or access to the Premises, and Landlord shall be free to enter upon and use, relet or otherwise make use of the Premises in such manner as Landlord may elect without any compensation or payment to Tenant. If Tenant fails to vacate the Premises on or before the Early Termination Date, Landlord’s remedies shall be as specified in the Lease.

2.	Rent. Tenant shall pay to Landlord all Base Monthly Rent specified in the Lease through the Early Termination Date. Landlord acknowledges and agrees that all such Base Monthly Rent has been paid through the date of execution of this Agreement.

3.	Termination Payment. Tenant hereby relinquishes to Landlord $77,187.10 of the $243,746.10 security deposit currently held by Landlord. The $77,187.10 shall be applied for the following: (i) $9,467.70 for the first month rent for temporary space detailed in Section 5 of this Agreement, (ii) $9,467.70 to be held and applied as the last month rent for the temporary space detailed in Section 5 of this Agreement, and (iii) $58,251.70 as consideration for the early termination of the term of the Lease (“Termination Fee”). The Termination Fee shall be paid as full settlement of any and all rent, late fees, interest, operating expenses, real property taxes, utility costs and other charges and Additional Rent payable under the Lease. The $166,559.00 remaining balance of the security deposit, less any unpaid amounts due Landlord pursuant to Section 2 above otherwise under this Agreement, shall be returned to Tenant via wire transfer immediately upon termination of the Lease on the Early Termination Date.

4.	Sublease Space. Tenant currently has two subleases for the Suites 710 and 800 of the Premises (“Continuing Subleases”) and two subleases for floors 2 and 4 of the Premises which are to be terminated as part of the early termination of the Lease (“Terminating Subleases”). Effective upon termination of the Lease, Tenant hereby assigns and transfers to Landlord all its right, title and interest in the Continuing Subleases, and Landlord hereby accepts such assignment and assumes and agrees to perform, from the date the Assignment becomes effective, all the provisions of the aforementioned Continuing Subleases and the Lease. In connection with any such assignment and assumption, Tenant shall deliver and pay over to Landlord all security deposits held by Tenant under the Continuing Subleases and shall convey to Landlord by bill of sale, without representation or warranty of any kind, all right, title and interest of Tenant to all furniture and other personal property which Tenant provided for subtenants’ use under the terms of the Continuing Subleases; provided, however, Landlord shall accept such conveyance subject to any and all rights of the tenants under the Continuing Subleases. Promptly upon the execution of this Agreement, Tenant shall exercise its early termination right under the Terminating Subleases and shall provide notices of termination to the subtenants under the Terminating Subleases. If the effective date of such termination(s) is following the Early Termination Date, then, as of the Early Termination Date, Tenant hereby assigns and transfers to Landlord all its right, title and interest in the Terminating Subleases, and Landlord hereby accepts such assignment and assumes to perform, from the date the assignment becomes effective, all the provisions of the aforementioned Terminating Subleases. Additionally, in connection with such assignment and transfer, Tenant shall deliver and pay over to Landlord all security deposits held by Tenant under such Terminating Subleases. Any and all rent received from such subtenants shall be prorated as of the Early Termination Date.

5.	Temporary Space. Landlord shall provide Tenant with up to a maximum of 12,651 rentable square feet of temporary space on the fifth floor of the 10145 Pacific Heights building located in Suites 510 (5,738 rsf) and/or 530 (6,913 rsf) to accommodate Tenant for vacating the Premises in a timely manner (as applicable, the “Temporary Space”). Tenant shall have access to Suites 510 and/or 530 beginning on January 2, 2005 at no charge until February 1, 2005. The space shall be leased on a month-to-month basis for up to a maximum of twelve (12) months commencing on February 1, 2005. Tenant may terminate such month-to-month lease upon thirty (30) days written notice to Landlord and Tenant shall vacate the Temporary Space on or before the expiration of such thirty (30) day period. The monthly rent for the Temporary Space shall be $1.65 per rentable square foot, full service. Tenant shall pay rent only on the Suite(s) it desires to occupy. As described above, Landlord shall retain the sum of $9,467.70 for February 2005 rent (first month’s rent on Suite 510, 5,738 rsf) and $9,467.70 for the last month’s rent, both of which amounts shall be withdrawn from the existing security deposit as detailed in Section 3 of this Agreement. Tenant may, at its sole option and at the rent specified herein, occupy additional space in Suite 530 upon ten (10) days prior written notice to Landlord of its intention to do so, and payment to Landlord of an additional security deposit for the first month’s rent ($11,406.45) and $11,406.45 for the last month’s rent. Tenant hereby agrees to accept the Temporary Space on an AS IS and WITH ALL FAULTS basis and Landlord shall not have any obligation to provide any tenant improvements to the Temporary Space.

6.	Surrender of Premises. No later than the Early Termination Date, Tenant shall return the Premises to Landlord with all Tenant’s personal property removed therefrom. Tenant shall not otherwise be responsible for modifying, restoring or remodeling the Premises, and Landlord hereby agrees to accept the Premises AS IS and WITH ALL FAULTS. Notwithstanding any contrary provision in this Agreement, Tenant acknowledges and agrees that its indemnity obligations with respect to Hazardous Materials as provided in Section 37 of the Lease shall survive the termination of the Lease in accordance with its terms.

7.	Tenant’s Release. In consideration of the covenants and releases set forth herein and except for Landlord’s obligations set forth in this Agreement, Tenant hereby releases Landlord and its partners, officers, directors, shareholders, agents, trustees, beneficiaries, and employees from any and all claims, demands, obligations and liabilities which Tenant may have or would have against Landlord or such other parties had the Lease not been terminated by this Agreement.

8.	Landlord’s Release. In consideration of the Termination Payment and the covenants and releases set forth herein and except for Tenant’s obligations set forth or preserved in this Agreement, Landlord hereby releases Tenant and its partners, officers, directors, shareholders, agents, trustees, beneficiaries, and employees from any and all claims, demands, obligations and liabilities which Landlord may have or would have against Tenant or such other parties had the Lease not been terminated by this Agreement, including without limitation Rent, late fees, interest, leasing commissions, attorneys’ fees and costs, and other costs of reletting the Premises which may have been payable to Landlord upon a default by Tenant.

9.	Mutual Release. Each of Landlord and Tenant acknowledges that it is fully apprised of the provisions of contained in Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding such statutory provision, and for the purpose of implementing a full and complete release and discharge of the obligations described herein, each party hereby (i) waives the benefit of such statutory provision and (ii) acknowledges that the release and discharge set forth in this Section are in a full and complete settlement and release and discharge of all claims with respect to the Lease, except as specifically reserved herein, and is intended to include in its effect, without limitation, all claims which the releasing party, as of the date hereof, does not know of or suspect to exist in its favor with respect to the Lease, except as specifically reserved herein.

10.	Modification of Lease. To the extent inconsistent with the Lease, this Agreement shall modify and amend the Lease. All capitalized terms not otherwise defined herein have the meanings assigned to them in the Lease.

11.	Limitation of Landlord’s Liability. Redress for any claims against Landlord under this Agreement shall only be made against Landlord to the extent of Landlord’s interest in the property of which the Premises are a part. The obligations of Landlord under this Agreement shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, the general partners thereof or any beneficiaries, stockholders, employees or agents of Landlord, or its investment manager.

12.

Brokers. Tenant warrants to Landlord that it has had no dealing with any finder, broker or agent in connection with this Agreement other than The Staubach Company, which, if it is due any commission or other compensation in connection with this transaction, shall be paid by Tenant. If Landlord has engaged any finder, broker or agent in connection with this Agreement, then Landlord shall be solely responsible for any commission or other compensation due to such finder, broker or agent. Each party shall indemnify, defend and hold harmless the other party from and against any and all costs, expenses or liability for commissions or other compensation or charges claimed by any finder, broker or agent based on dealings with the indemnifying party with respect to this Agreement.

13.	Confirmation of Lease. Tenant hereby represents and warrants to Landlord that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Agreement; (b) except as described above Tenant has not subleased or assigned any of its right, title and interest in and to the Lease and has full power and authority to enter into and perform its obligations hereunder, (c) to the best of Tenant’s knowledge, there are no defaults on the part of Landlord existing under the Lease; (d) to the best of Tenant’s knowledge, there exists no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (e) this Agreement has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; and (f) there are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or any state thereof. Landlord hereby represents and warrants to Tenant that, as of the date hereof, (a) the Lease is in full force and effect and has not been modified except pursuant to this Agreement; (b) Landlord has not assigned any of its right, title and interest in and to the Lease and has full power and authority to enter into and perform its obligations hereunder, (c) to the best of Landlord’s knowledge, there are no defaults on the part of Tenant existing under the Lease; (d) this Agreement has been duly authorized, executed and delivered by Landlord and constitutes the legal, valid and binding obligation of Landlord; and (f) there are no actions, whether voluntary or otherwise, pending against Landlord under the bankruptcy or insolvency laws of the United States or any state thereof.

14.	Voluntary Agreement. The parties have read this Agreement, and on the advice of counsel they have freely and voluntarily entered into this Agreement.

15.	Representation by Counsel. Each party acknowledges that it has been represented by independent legal counsel of its own choice in connection with the execution of this Agreement and has had an adequate opportunity to investigate the subject matter of this Agreement before executing this Agreement.

16.	Binding Agreement. All provisions contained in this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Landlord and Tenant.

17.	Governing Law; Interpretation. This Agreement shall be interpreted under the laws of the State of California. The recitals to this Agreement are hereby incorporated in this Agreement. The Section and subsection captions are for the convenient reference of the parties only and are not intended to and shall not be deemed to modify the interpretation of the Section or subsection from that which is indicated by the text of the Section or subsection alone. This Agreement is the product of negotiation between the parties and their respective counsel, and the parties agree that it shall be interpreted in accordance with its fair and apparent meaning and not for or against either party. All of the representations, warranties and indemnities contained in this Agreement shall survive indefinitely the termination of the Lease and the performance of this Agreement.

18.	Merger; Amendment. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereto and all prior negotiations or agreements, whether oral or written, are superseded and merged herein. This Agreement may not be altered or amended except by a writing duly authorized and executed by the party against whom enforcement is sought.

19.	Litigation Expenses. In the event any litigation arises concerning the construction of, enforceability of, or performance under this Agreement, including, without limitation, any action or proceedings in bankruptcy court, the prevailing party in said litigation will be entitled to recover as a part of its damages reasonable attorneys’ fees and costs of suit.

20.	Counterparts. This Agreement may be executed in multiple counterparts, which when signed by all parties, will constitute one Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first written above.

LANDLORD:		TENANT:

RREEF AMERICA REIT III CORP. J, a Maryland corporation		COPPER MOUNTAIN NETWORKS, INC., a California corporation

By:	/s/ Peter Lloyd	By:	/s/ Michael O. Staiger
Name:	Peter Lloyd		Michael O. Staiger
Title:	Vice President / Regional Manager	Title:	EVP / Chief Financial Officer
RREEF MANAGEMENT COMPANY, a Delaware corporation, its Manager

Date:	12/23/04	Date:	12/23/04